                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                   UST INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                        March 27, 1997

To the Stockholders of UST:

     The 1997 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 6th day of May 1997, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

     (1) to elect three directors for terms of three years each;

     (2) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1997;

     (3) to consider and act upon a stockholder proposal, if presented by the proponent; and

     (4) to consider and act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 6, 1997 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 27, 1997.

                                                        DEBRA A. BAKER,
                                                        Secretary

                                   IMPORTANT

            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
               PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN
               IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

SOLICITATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 6, 1997, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

     Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock ("Common Stock") entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. In addition, management will require all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

     1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

     2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1997.

     3. The Company has been advised that a resolution will be offered by a stockholder.

     Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholder resolution, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The Certificate of Incorporation provides for the election of one-third (as near as possible) of the Board annually.

     The Board, upon recommendation of the Nominating and Compensation Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2000. Mr. Spencer R. Stuart, a director of the Company since 1977, will retire from the Board at the expiration of his current term of office and, accordingly, is not standing for re-election at the Annual Meeting. The Board currently consists of nine members and, with the retirement of Mr. Stuart, shall be reduced to eight at the Annual Meeting.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

     Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of February 28, 1997.

                                    TABLE I

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                         BUSINESS HISTORY
                         ---------------------------------------    -------------------------------

                         JAMES W. CHAPIN                            Mr. Chapin retired on December
    Chapin Picture                                                  1, 1994 and is Of Counsel to
                         Age 67                                     the Company. He served as
                                                                    Executive Vice President and
                         Shares beneficially owned:                 General Counsel from September
                         Outstanding shares -- 311,953              25, 1991 until the date of his
                         Shares subject to options -- 433,000       retirement. Mr. Chapin joined
                                                                    the Company as General Counsel
                         Present term expires 1999                  in 1975.
                         Director since 1994

                         *EDWARD H. DEHORITY, JR.                   Mr. DeHority is a retired
   Dehority Picture                                                 certified public accountant and
                         Age 66                                     attorney. He was employed by
                                                                    Ernst & Young LLP from 1958 to
                         Shares beneficially owned:                 1988. He served as the firm's
                         Outstanding shares -- 2,480                National Partner in charge of
                         Shares subject to options -- 3,000         Client Relations from 1972 to
                                                                    1978 and the managing partner
                         Nominated for term to expire 2000          of the Stamford, Connecticut
                         Present term expires 1997                  office from 1978 to 1987.
                         Director since 1990

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                         BUSINESS HISTORY
                         ---------------------------------------    -------------------------------

                         *ELAINE J. EISENMAN, PH.D.                 Dr. Eisenman is a Principal of
   Eisenman Picture                                                 Global Leadership Associates, a
                         Age 48                                     firm specializing in executive
                                                                    succession and leadership
                         Shares beneficially owned:                 development. She served as
                         Outstanding shares -- 100                  Senior Vice
                         Shares subject to options -- 0             President -- Worldwide
                                                                    Staffing, Development and
                         Nominated for term to expire 2000          Succession of American Express
                                                                    Company from November 1994 to
                         Present term expires 1997                  January 1997. She served as
                                                                    Vice President and General
                         Director since 1996                        Manager of Personnel Decisions,
                                                                    Inc., a firm specializing in
                                                                    management development, from
                                                                    March 1990 to November 1994.

                         *VINCENT A. GIERER, JR.                    Mr. Gierer has served as
    Gierer Picture                                                  Chairman of the Board and Chief
                         Age 49                                     Executive Officer since
                                                                    December 1, 1993 and has served
                         Shares beneficially owned:                 as President since September
                         Outstanding shares -- 413,701              27, 1990. He also served as
                         Shares subject to options -- 635,400       Chief Operating Officer from
                                                                    September 27, 1990 to November
                         Nominated for term to expire 2000          30, 1993. Mr. Gierer has been
                                                                    employed with the Company since
                         Present term expires 1997                  1978.
                         Director since 1986

                         P.X. KELLEY                                General Kelley has served as
    Kelley Picture                                                  Vice Chairman of Cassidy &
                         Age 68                                     Associates, a Washington D.C.
                                                                    government relations firm,
                         Shares beneficially owned:                 since January 1989. He served
                         Outstanding shares -- 3,500                as General, United States
                         Shares subject to options -- 3,000         Marine Corps from 1981 to 1987
                                                                    and retired as Commandant of
                         Present term expires 1999                  the Marine Corps in 1987. He
                                                                    also served as a member of the
                         Director since 1992                        Joint Chiefs of Staff from 1983
                                                                    until his retirement in 1987.
                                                                    General Kelley also serves as a
                                                                    director of AlliedSignal Inc.,
                                                                    GenCorp Inc., London Insurance
                                                                    Group, Saul Centers, Inc.,
                                                                    Sturm, Ruger & Company, Inc.
                                                                    and Wackenhut Corporation.

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                         BUSINESS HISTORY
                         ---------------------------------------    -------------------------------

                         RALPH L. ROSSI                             Mr. Rossi retired on July 1,
     Rossi Picture                                                  1993. He served as Vice
                         Age 68                                     Chairman from August 29, 1984
                                                                    until the date of his
                         Shares beneficially owned:                 retirement. Mr. Rossi had
                         Outstanding shares -- 111,400              joined the Company in 1955.
                         Shares subject to options -- 478,000
                         Present term expires 1998
                         Director since 1973

                         JOHN P. WARWICK                            Mr. Warwick served as Chairman
    Warwick Picture                                                 of the Board of Warwick, Baker
                         Age 71                                     & Fiore Inc., a New York based
                                                                    advertising agency, from 1965
                         Shares beneficially owned:                 through March 20, 1991, the
                         Outstanding shares -- 10,140               date of his retirement. He
                         Shares subject to options -- 3,000         presently serves on the Board
                                                                    of its successor firm, Warwick
                         Present term expires 1998                  Baker O'Neill Inc.
                         Director since 1991

                         LOWELL P. WEICKER, JR.                     Mr. Weicker is a Visiting
    Weicker Picture                                                 Professor at George Washington
                         Age 65                                     University and the University
                                                                    of Virginia as well as a
                         Shares beneficially owned:                 Visiting Lecturer at Yale
                         Outstanding shares -- 530                  University. He served as
                         Shares subject to options -- 1,500         Governor of Connecticut from
                                                                    January 9, 1991 through January
                         Present term expires 1999                  3, 1995. Mr. Weicker also
                                                                    serves on the Boards of
                         Director since 1995                        Compuware, Duty Free
                                                                    International, Inc., Phoenix
                                                                    Home Life Mutual Funds and
                                                                    HPSC, Inc.

     Messrs. DeHority and Gierer and Dr. Eisenman are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

     As of February 28, 1997, all directors and reporting officers as a group beneficially owned 1,506,728 shares and had exercisable options to acquire 3,221,000 shares, which together represented 2.5% of the aggregate of the outstanding Common Stock including options held by all such persons. No officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

     The Board held eight meetings during 1996.

COMMITTEES OF THE BOARD

     The Company has an Audit Committee, a Nominating and Compensation Committee and a Stock Option Committee. The Audit Committee is currently comprised of the following members, each independent of management: Edward H. DeHority, Jr. -- Chairman, P.X. Kelley, Spencer R. Stuart and Lowell P. Weicker, Jr. The Audit Committee, which met four times during 1996, reviews and acts upon or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors. The Nominating and Compensation Committee, which met six times during 1996, is currently comprised of the following members, each independent of management: P.X. Kelley -- Chairman, Edward H. DeHority, Jr., Spencer R. Stuart and John P. Warwick. This committee's responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. Any recommendations should be submitted in writing to the Secretary at the Company's office. In addition, the Stock Option Committee, which met twice during 1996, is comprised of the same four independent directors who serve on the Nominating and Compensation Committee, with John P. Warwick as Chairman. This committee's responsibilities are to administer the Company's stock option plans and review and approve stock option grants thereunder.

COMPENSATION OF DIRECTORS

     The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. Employee directors receive no additional compensation for their services as directors.

     The Company maintains the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that applies to nonemployee members of the Board who are not former employees, whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service. Payments cease upon death.

     In addition, the Company maintains the UST Directors' Supplemental Medical Plan (the "Directors' Medical Plan"), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors' Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant's basic medical plan coverage. Coverage continues upon a participant's retirement from the Board for a period equal to the participant's period of service on the Board.

     The Company also maintains the UST Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. Options will be granted with an exercise price per share equal to the fair market value per share of Common

Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant's cessation of membership on the Board.

     The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. In addition, nonemployee directors are generally covered under the Company's group life insurance, accidental death and dismemberment and business travel accident policies.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables, graph and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer and all of its other executive officers as of December 31, 1996 (collectively, the "Executive Officers"). Messrs. Bucchignano and Rothenberg resigned from the Company, effective February 23, 1997.

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                                       ------------
                                              ANNUAL COMPENSATION       SECURITIES
             NAME AND                       -----------------------     UNDERLYING          ALL OTHER
        PRINCIPAL POSITION          YEAR    SALARY ($)    BONUS ($)     OPTIONS(#)     COMPENSATION ($)(1)
----------------------------------  ----    ----------    ---------    ------------    -------------------
Vincent A. Gierer, Jr.              1996      615,000     2,106,533       125,000              9,000
  Chairman of the Board,            1995      612,885     2,072,074        70,000              9,000
  Chief Executive Officer           1994      560,000     1,850,046       120,000              9,000
  and President
Robert E. Barrett                   1996      340,000       726,522        80,000              7,500
  Executive Vice President and      1995      337,500       715,069        50,000              7,500
  President -- UST Enterprises      1994      275,000       650,012        80,000              7,500
  Inc.
John J. Bucchignano                 1996      347,115       976,277        80,000              9,000
  Executive Vice President          1995      275,000       960,171        55,000              9,000
  and Chief Financial Officer       1994      275,000       800,015        50,000              9,000

Harry W. Peter III                  1996      340,000       671,244        80,000              9,000
  Executive Vice President and      1995      337,500       660,063        50,000              9,000
  President -- UST International    1994      275,000       600,011        50,000              9,000
  Inc.
Robert D. Rothenberg                1996      328,462       767,003        70,000              9,000
  Executive Vice President          1995      280,000       645,031       100,000              9,000
  and President -- United States    1994      240,577       460,008        30,000              9,000
  Tobacco Company
Richard H. Verheij                  1996      275,000       738,379        70,000              9,000
  Executive Vice President          1995      235,000       615,026        95,000              9,000
  and General Counsel               1994      193,269       440,022        70,000              9,000

---------------
(1) Amounts represent Company matching contributions to the Employees' Savings Plan.

                                   TABLE III

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                               -------------------------------------------------------------     GRANT DATE
                                 NUMBER OF        % OF TOTAL                                        VALUE
                                SECURITIES         OPTIONS                                       -----------
                                UNDERLYING        GRANTED TO      EXERCISE OR                    GRANT DATE
                                  OPTIONS        EMPLOYEES IN     BASE PRICE      EXPIRATION       PRESENT
            NAME               GRANTED(#)(1)     FISCAL YEAR        $/SHARE          DATE        VALUE($)(2)
-----------------------------  -------------     ------------     -----------     ----------     -----------
Vincent A. Gierer, Jr. ......      90,000             5.8            34.06           6/26/06       535,500
                                   35,000             2.2            33.44          12/11/06       209,300
Robert E. Barrett............      60,000             3.9            34.06           6/26/06       357,000
                                   20,000             1.3            33.44          12/11/06       119,600
John J. Bucchignano..........      70,000             4.5            34.06           6/26/06       416,500
                                   10,000             0.6            33.44          12/11/06        59,800
Harry W. Peter III...........      40,000             2.6            34.06           6/26/06       238,000
                                   40,000             2.6            33.44          12/11/06       239,200
Robert D. Rothenberg.........      60,000             3.9            34.06           6/26/06       357,000
                                   10,000             0.6            33.44          12/11/06        59,800
Richard H. Verheij...........      60,000             3.9            34.06           6/26/06       357,000
                                   10,000             0.6            33.44          12/11/06        59,800

---------------
(1) Options granted in 1996 expire in ten years and generally become exercisable ratably over a three year period following the date of grant subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 6.5 years and expected dividend yield of 4.4 percent. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                SHARES                            YEAR-END(#)              AT FISCAL YEAR-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Vincent A. Gierer, Jr.......    273,000      5,165,656      424,000        211,400        3,721,456      320,350
Robert E. Barrett...........     10,000         46,563      270,100        139,900        1,342,050      220,638
John J. Bucchignano.........     13,000        209,625      318,800        133,200        2,147,150      185,538
Harry W. Peter III..........        -0-            -0-      350,100        129,900        2,610,925      175,638
Robert D. Rothenberg........     47,000        771,406      216,400        146,600        1,505,131      145,525
Richard H. Verheij..........        -0-            -0-      181,500        156,500          850,963      195,225

                                    TABLE V

                                 PENSION TABLE

                                                        YEARS OF SERVICE
                           --------------------------------------------------------------------------
      REMUNERATION            5          10         15         20         25         30         35
-------------------------  --------   --------   --------   --------   --------   --------   --------
$ 200,000................  $ 21,064   $ 42,128   $ 63,192   $ 84,256   $105,320   $126,384   $147,448
   300,000...............    32,064     64,128     96,192    128,256    160,320    192,384    224,448
   400,000...............    43,064     86,128    129,192    172,256    215,320    258,384    301,448
   500,000...............    54,064    108,128    162,192    216,256    270,320    324,384    378,448
   600,000...............    65,064    130,128    195,192    260,256    325,320    390,384    455,448
   700,000...............    76,064    152,128    228,192    304,256    380,320    456,384    532,448
   800,000...............    87,064    174,128    261,192    348,256    435,320    522,384    609,448
   900,000...............    98,064    196,128    294,192    392,256    490,320    588,384    686,448
 1,000,000...............   109,064    218,128    327,192    436,256    545,320    654,384    763,448
 1,100,000...............   120,064    240,128    360,192    480,256    600,320    720,384    840,448
 1,200,000...............   131,064    262,128    393,192    524,256    655,320    786,384    917,448

     The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1994-1996 and bonus for the 1994-1996 years actually paid in 1995-1997. For 1996, the three year average compensation covered by the Retirement Plans for each of the Executive Officers was as follows: Mr. Gierer, $1,049,990; Mr. Barrett, $471,152; Mr. Bucchignano, $492,953; Mr. Peter,
$464,273; Mr. Rothenberg, $410,487; and Mr. Verheij, $334,830. As of December 31, 1996, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 19 years; Mr. Barrett, 6 years; Mr. Bucchignano, 12 years; Mr. Peter, 9 years; Mr. Rothenberg, 27 years; and Mr. Verheij, 10 years. Pension Table calculations assume retirement on December 31, 1996 and take into account offsets for social security benefits.

     The Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 1996) under the Supplemental Plan for each of the Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $131,407; Mr. Barrett, $198,301; Mr. Bucchignano, $167,277; Mr. Peter, $162,226; Mr. Rothenberg, $23,841; and Mr. Verheij, $144,346.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Gierer (4 years) and was party to an employment agreement with Mr. Bucchignano (3 years) which set forth the terms and conditions of such officers' employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. In particular, the agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreements). The benefits consist principally of the continuation over the term remaining in the officer's employment agreement or, if greater, three years, of an annual amount equal to the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase each such officers' severance payment as necessary to restore the officer to the same after-tax position he would have had if the excise tax had not been imposed. In addition, such agreements provide that any such officer shall resign as Director upon his termination of employment for any reason. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1996 following a change in control would be as follows: Mr. Gierer, $3.2 million and Mr. Bucchignano, $1.8 million.

     In addition, the Company is party to severance agreements with Messrs. Barrett, Peter and Verheij and was party to a severance agreement with Mr. Rothenberg, which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two year period following a change in control for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason" (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company's employee benefit plans or arrangements that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1996 following a change in control would be as follows: Mr. Barrett, $1.8 million; Mr. Peter, $1.8 million; Mr. Rothenberg, $1.8 million; and Mr. Verheij, $1.6 million.

     Effective February 23, 1997, Messrs. Bucchignano and Rothenberg resigned from the Company. In connection therewith, the Company agreed to honor its employment agreement with Mr. Bucchignano and make payments in accordance with its terms as if his employment had been terminated by the Company without cause. The Company also agreed to make similar payments to Mr. Rothenberg in light of the fact that the Board had authorized an employment agreement for him.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee (the "Committee") is comprised of four independent, nonemployee directors. The role of the Committee, among other things, is to review and approve, as appropriate, (i) the broad compensation program of the Company with respect to its officers, including all executive officers ("Executive Officers"), and (ii) the various components of the total compensation of the Executive Officers. The Stock Option Committee is currently comprised of the same four independent, nonemployee directors. Its role is generally to administer the Company's stock option plans and review and approve stock option grants thereunder subject, with respect to Executive Officers, to the approval of the Committee.

COMPENSATION POLICY

     The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's excellent financial performance over the years. In the Committee's view, the Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives, thereby enhancing the ability of the Board of Directors to meet its primary obligation to stockholders of the Company -- maximizing stockholder value through consistent earnings growth and profitability. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's long-standing policy to link a substantial portion of total compensation to the Company's performance. Less than half of total compensation is to be fixed in the form of base salary while the remainder of total compensation (bonus and stock options) is to be variable and dependent upon the earnings and operating results of the Company and the market price of its common stock.

     In order to ensure that the Company's compensation programs provide proper incentives for outstanding performance, while at the same time ensuring that the major portion of total compensation is dependent on Company performance, the Committee has adopted an objective for the Company's compensation programs that total compensation for the Company's officers should fall approximately at the 75th percentile of a comparator group composed of a cross section of other high performance companies but only if warranted by Company performance. The Committee believes that this objective is reflective of the increasing legal and regulatory challenges which continue to confront the Company and the tobacco industry in general and the need to attract and retain talented executives who can direct growth in such a challenging environment. Each year, the Committee directs an independent consultant to construct a group of comparative companies from its database (the "Comparator Group"), which this year resulted in the identification of fourteen companies who, like the Company, met the following criteria as of the end of 1995: (i) one year return on equity equal to or greater than 20%; (ii) five year return on equity equal to or greater than 20%; and (iii) five year compound growth for earnings per share equal to or greater than 10%. The Comparator Group for executive compensation purposes is not the same as the peer group index used for comparing investment performance in the graph included in this Proxy Statement except for one company.

     Relevant data to be included in the independent consultant's report for any year does not become fully available until after the close of that year. Accordingly, the Committee uses compensation data drawn from this report only as a guide in determining the total compensation to be provided to the Executive Officers for the year following the year to which the report relates. Thus, for example, in determining total 1996 compensation for Executive Officers, the Committee was aware that, based upon the data provided in the independent consultant's 1996 report, total 1995 compensation for each of the Executive Officers generally fell below the 75th percentile of compensation for comparable executives in the Comparator Group. Implementation of the Committee's objective is thus subject to review and adjustment each year in light of information set forth in the latest consultant's report as well as changes in the Company's financial performance. In reviewing its objective, the Committee also takes into account circumstances which may have affected the results of the report (e.g., the shift in Comparator Group companies from year to year due to the financial performance criteria, as well as changes from time to time in comparable executives at the Comparator Group companies).

     The Company's compensation program has three principal components, each described more fully below: annual base salaries; short-term incentives consisting of annual bonuses awarded under the Company's Incentive Compensation Plan ("ICP") which is directly linked to Company performance through earnings; and long-term incentives consisting of the grant of stock options under the Company's stock option plan (the "Option Plan") which reflects the Company's performance through changes in the market price of its common stock. Both the ICP and the Option Plan have been previously approved by stockholders.

     Although the Committee's only established target level is the 75th percentile as the goal for each officer's total compensation, in analyzing where such total compensation falls in relation to the Comparator Group, the Committee is cognizant of where each component of compensation falls in relation to the same component of compensation for comparable executives in the Comparator Group. In this connection, the Committee noted that 1995 salaries and long-term incentive compensation for each Executive Officer fell below the 75th percentile and 1995 short-term incentive compensation for each was above the 75th percentile of the analogous 1995 compensation for comparable executives in the Comparator Group.

     The Committee has continued to recognize that short-term incentive compensation constitutes a significantly higher percentage of total compensation for the Company's officers than does long-term incentive compensation. In 1994, the Committee determined that it was appropriate to change this distribution of incentives, and that it would attempt to do so gradually over time while recognizing, however, that the need to conserve shares of its common stock available for future issuance under the Option Plan might limit to some extent the Committee's ability to achieve this objective. As one means of furthering this goal, over the last few years, the Committee has consistently increased the allocation to officers of the aggregate option awards made each year to all employees and has decreased the allocation to officers of the aggregate ICP fund made each year to all employees. Historically, one-half of the allocation under each plan has been awarded to officers and the remaining half has been awarded to other employees. In 1996, 72% of the total shares subject to option awards ("option shares") were granted to officers, compared with 70% in 1995. (Conversely, 41% of ICP awards were made to officers for 1996, compared with 42% in 1995).

     For 1996, stock option awards to the Executive Officers as a group increased by more than 20% over their awards for 1995 whereas ICP awards to the Executive Officers as a group increased by only 5.6% over their awards for 1995. ICP awards to the Executive Officers as a group have generally decreased over the last few years not only as a result of efforts to shift the distribution of incentives, but also as a result of changes in the composition of the Executive Officer group resulting from retirements and promotions.

     Set forth in the Summary Compensation Table (Table II) included in this Proxy Statement is the compensation of Executive Officers for the years 1996, 1995 and 1994. The Committee notes that the Company's performance in each of those years reached record levels for net earnings and primary earnings per share ("EPS"). For 1996, 1995 and 1994, net earnings increased 8%, 11% and 11%, respectively, and EPS increased 12%, 16% and 15%, respectively.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

     Salary. Base salary for the Executive Officers is the component of the Company's compensation program that is least related to Company performance and therefore is intended to be a lower percentage of total compensation. In keeping with the Company's emphasis on performance-related compensation, base salaries of the Executive Officers as a group constituted 27% of their 1996 cash compensation and approximately 20% of their total 1996 compensation (including the stock option component discussed below), leaving 80% of such compensation "at risk." Base salaries of Executive Officers are generally reviewed every two to three years and are based upon fixed percentages of the Chief Executive Officer's ("CEO") salary depending on the level of officer. Upon promotion, an Executive Officer's salary is adjusted accordingly, generally to an amount based upon a specified percentage of the CEO's salary.

     ICP. The ICP formula, which was approved by stockholders, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid in the year. Because the ICP is based upon the Company's profitability, payment thereunder is not guaranteed. Up to 50% of the fund may be allocated by the ICP Committee among the Company's officers, including all Executive Officers ("Fund A"). Nevertheless, as noted above, the 1996 allocation to Fund A was only 41% (approximately the same as 1995) with the remaining 59% of the fund being allocated to all other employees ("Fund B"). ICP awards to each of the Executive Officers must be approved by the Committee which decides whether to accept or alter such recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer.

     In considering the specific awards to the Executive Officers, the Committee first considers the Company's overall performance. Where applicable, the Committee also takes into account (i) the relationship between the executive's total cash compensation and that of the CEO and (ii) the performance of the segment of the Company for which the executive is responsible. With respect to any year in which the Company's net earnings equal or exceed the prior year's results, the Committee generally awards an executive a bonus that is at least equal to the executive's bonus for the immediately preceding year. If the executive has been promoted to a position of greater responsibility with an increase in salary, the bonus is generally increased commensurately. The extent to which an Executive Officer's bonus increases or decreases is generally designed to achieve an overall percentage change in the Executive Officer's total cash compensation (salary and bonus) for the year which is commensurate with the percentage changes for such year in the Company's net earnings or EPS. However, other considerations, such as the effect of promotions and efforts to shift the distribution of incentives on a group basis, may from time to time override the Committee's desire for this degree of correlation between individual cash compensation and changes in net earnings and EPS.

     In 1996, the Company's net earnings were $464 million, an increase of 8% over the prior year and the Company's EPS was $2.42, an increase of 12% over the prior year. The Committee noted, however, that the rate of growth of net earnings and EPS had decreased over the last two years. For 1996, the percentage increases in total cash compensation for four Executive Officers was generally significantly below the 8% and 12% increases in Company performance. The percentage increases in the cash compensation of the remaining two Executive Officers, Messrs. Rothenberg and Verheij, were significantly higher because of increases in both elements of cash compensation in recognition of their promotions. As a result, 1996 cash compensation for

Executive Officers as a group increased 6% over the prior year. This is slightly below the increase in net earnings but is consistent with the Company's earnings before income taxes.

     The 1996 ICP fund represents 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to approximately 1,800 employees, including all Executive Officers. Based on the Company's performance for 1996, the aggregate ICP fund for 1996 increased by approximately 6% over the prior year. 1996 ICP awards to the Executive Officers as a group increased 5.6% over 1995. As noted above, a major portion of this increase was awarded to Messrs. Rothenberg and Verheij in recognition of the greater responsibilities they had assumed in 1995 and their promotions in 1996 to Executive Vice President. As a result, the increases in 1996 ICP awards to the other Executive Officers, including the CEO, were nominal.

     The ICP awards for 1996 made to the Executive Officers as a group constituted 15% of the aggregate ICP fund and 37% of Fund A, in each case, the same as 1995. In addition, the ICP awards made to the Executive Officers as a group constituted approximately 73% of their cash compensation for 1996 and 53% of their total compensation for 1996 (including the long-term component discussed below), in each case, the same as 1995.

     Option Plan. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plan. Stock options represent compensation that is tied to the Company's stock price for periods of up to 10 years (the period during which such options may be exercised). Stock options are granted with an exercise price equal to the fair market value of shares of the Company's stock on the date of grant, and the optionee will realize value from an award only if the market price of the Company's stock appreciates.

     Long-term equity-based compensation serves the Committee's overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company's stock; and it provides an additional incentive to executives to take into account the Company's long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership. Because salary is generally fixed and changes in ICP awards will generally correlate with changes in net earnings or EPS of the Company, stock options are the component of overall compensation that provides the Committee with the greatest degree of flexibility in attempting to attain its targeted compensation objective with respect to Executive Officers.

     As previously discussed, the Committee found that 1995 total compensation of its Executive Officers was generally below the targeted 75th percentile of 1995 compensation for comparable executives in the Comparator Group and was cognizant that the long-term incentive component of executive compensation, in particular, was below the 75th percentile for all Executive Officers. In spite of the Committee's efforts to increase the size of the stock option awards to Executive Officers, long-term incentive compensation continued to represent 27% of 1996 total compensation. The Committee believes that the value of the Company's stock option awards tends to be a lower relative value compared to that of the Comparator Group due to the Company's undervalued stock price as a result of the market volatility of tobacco company stocks and higher dividend yield. Both are essential factors in the valuation method utilized for stock options. In addition, when comparing the value of Company long-term incentives to that of the Comparator Group, the Committee notes that the long-term incentive programs of other companies may include such additional plans as stock appreciation rights, restricted stock, performance shares/units, etc., for which different valuation methodologies are utilized.

     Individual grants to the current Executive Officers for 1996 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee's practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of regular option grants to Executive Officers, the Stock Option Committee considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee's targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer. In addition to the regular option grant, a special option grant was made in 1996 to a number of employees including each Executive Officer. As previously discussed, officers received 72% of the total option shares granted in 1996 of which 32% were granted to the Executive Officers. Executive Officers as a group were granted 20% more option shares in 1996 than in 1995. In this regard, the Committee and the Stock Option Committee determined that the size of option grants to the Executive Officers was appropriate in order to increase the long-term incentive component of compensation and attain the Committee's targeted goal for total compensation.

     Since long-term incentive compensation is an important component of the Company's compensation program and is designed to encourage equity ownership in the Company as well as to facilitate such ownership, the Company, in 1996, established guidelines for officers' stock ownership. Under these guidelines, officers are encouraged and expected to obtain and hold company stock (excluding stock obtained through the Employees' Savings Plan) in an effort to align their interests with those of the stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other Executive Officers, this same formula is applied but is based upon three (3) times base salary. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Each component of Mr. Gierer's 1996 compensation (i.e., salary, ICP award and stock options) was determined by the Committee and was based upon the Committee's compensation policy as previously discussed. The CEO's performance is reviewed annually by the Committee and is based upon such quantitative factors as the Company's financial performance (net earnings and EPS) as well as qualitative factors which include the implementation of the Company's strategic business plan and the achievement of those business goals which contributed to the Company's earnings growth and profitability and increase in shareholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

     In reviewing Mr. Gierer's performance in 1996, the Committee noted that the Company continued to improve its record earnings and sales growth. During 1996, the Company committed to certain tobacco industry initiatives which are intended to address the continuing legal and regulatory challenges which confront the Company and the industry. Under Mr. Gierer's direction, certain management initiatives have been achieved (which include new product introductions as well as divestitures of non-strategic businesses) that are intended to strengthen and reinforce the Company in order to position it for future growth.

     As discussed above, Mr. Gierer's 1996 ICP award, as a result of the significant increases in the 1996 ICP awards to two Executive Officers who were promoted in 1996, combined with the percentage limitation imposed on his award pursuant to the terms of the Plan, increased only 1.7% and represented 13% of Fund A. Since Mr. Gierer did not receive a salary increase in 1996, the percentage increase in his 1996 cash compensation was 1.4% which, again, was not commensurate with the Company's increases in net earnings nor EPS (8% and 12%, respectively). Mr. Gierer's 1996 long-term incentive compensation increased 67% as a result of the stock option awards he received pursuant to the regular option grant (90,000 shares) and the special option grant (35,000 shares).

     While Mr. Gierer's total 1996 compensation increased approximately 11% over 1995, primarily as a result of the increase in his stock option awards in 1996, his total compensation continues to fall significantly below the 75th percentile of 1995 compensation of comparable executives in the Comparator Group.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation that has been approved by stockholders, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to the Company's executive officers, taking into account other factors that may arise from time to time.

            NOMINATING AND COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE
        P.X. Kelley, Chairman                              John P. Warwick, Chairman
        Edward H. DeHority, Jr.                            Edward H. DeHority, Jr.
        Spencer R. Stuart                                  P.X. Kelley
        John P. Warwick                                    Spencer R. Stuart

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

               AMONG UST INC., S&P TOBACCO INDEX & S&P 500 INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          UST INC.        S&P  TOBACCO       S&P 500
12/91                                    100               100              100
12/92                                    100               100              108
12/93                                     90                78              118
12/94                                     94                85              120
12/95                                    118               134              165
12/96                                    120               141              203

(1) Assumes $100 invested on 12/31/91 and held through 12/31/96. Total return assumes reinvestment of dividends.

    INDEBTEDNESS OF MANAGEMENT

     Since January 1, 1996, none of the Company's directors, Executive Officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at the federal rate in effect under the Internal Revenue Code on the date the loan is made.

                                    TABLE VI

                                                                                         INDEBTEDNESS
                                                            LARGEST AGGREGATE               AS OF
                                                       INDEBTEDNESS DURING 1996(1)   FEBRUARY 28, 1997(1)
                                                       ---------------------------   --------------------
Vincent A. Gierer, Jr................................          $ 1,701,602                $1,447,057
  Chairman of the Board,
  Chief Executive Officer and President
Robert E. Barrett....................................              690,726                   628,701
  Executive Vice President and
  President -- UST Enterprises Inc.
John J. Bucchignano..................................              599,159                   554,706
  Director, Executive Vice President
  and Chief Financial Officer
James W. Chapin......................................              246,723                    63,808
  Director
Harry W. Peter III...................................              411,840                   313,851
  Executive Vice President and
  President -- UST International Inc.
Robert D. Rothenberg.................................            1,581,455                 1,515,483
  Director, Executive Vice President and
  President -- United States Tobacco Company

---------------
(1) Interest rates on loans range from approximately 5% to approximately 9%.

PROPOSAL NO. 2

     A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1997.

     The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1997. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

     In connection with its audit of the Company's 1996 financial statements, Ernst & Young LLP read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The following resolution will be offered at the meeting:

          "RESOLVED, that the Board of Directors' selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1997 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

     The following Proposal No. 3, which is printed verbatim, was submitted by a stockholder. The name, address and shareholding of the proponent will be furnished upon any oral or written request to the Secretary of the Company. For the reasons set forth following the proposal, the Board recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 3
                                      "UST

     WHEREAS smokeless tobacco contains many dangerous chemicals; including cancer producing chemicals such as nitrosamines, polonium 210, formaldehyde and traces of cadmium and nickel compounds. At least 2,500 chemicals have been identified in processed tobacco, the effects of many of these chemicals have not been scientifically determined (American Cancer Society);

     -- The average age of first use of smokeless tobacco in the U.S.A. is 10 years old. Those regularly using smokeless tobacco do so by the age of 12. Roughly one in every five high school males use smokeless tobacco. More than half of these started by the eighth grade (Office of the Inspector General):

     -- A study of junior and senior high school students regularly using smokeless tobacco showed that, although 85% thought use was harmful, only 55% thought it presented a moderate to severe risk, while 25% didn't know smokeless tobacco contains nicotine and 25% didn't believe smokeless tobacco is addictive (National Cancer Institute);

     -- The U.S. Surgeon General has noted that spit tobacco users are about six times more likely than nonusers to get cancers of the mouth and throat;

     -- Long term smokeless tobacco users begin to develop oral tissue abnormalities within a year of beginning use. 40% to 60% of users develop grade 2 or higher lesions within 6 months of beginning use (Office of the Surgeon General);

     -- UST has held over 85% of the oral snuff market in the United States and is the largest advertiser of smokeless tobacco;

     -- We believe that UST uses a "graduation" strategy that results in new users moving up to high nicotine brands over time as new users become dependent on the drug nicotine;

     -- Many minors begin snuff use with low nicotine brands, many of which are free-sampled. Snuff use has risen among minors since UST began what we believe to be a "graduation" strategy. This has happened despite our Company's adoption of a voluntary code not to advertise smokeless tobacco products to persons under 18, not to advertise in publications or programs that are primarily youth oriented, not to use active professional athletes in advertisements and not to send free samples in the mail unless it can be reasonable ascertained that recipient are over age 18;

     -- Such a stated commitment seems undermined by data showing increased use of our Company's smokeless tobacco among minors;

     -- A possible explanation comes from a former smokeless tobacco user, Joe Garagiola. He noted in 1996 that smokeless tobacco ads have featured rodeos, car racing and other "macho events" to lure users: "They target young people with the word smokeless. Coaches, players and kids [mistakenly] equate that with harmless;"

     RESOLVED that the shareholders request that the Board create an independent committee to study possible reasons why, despite our Company's stated efforts to dissuade minors from using our smokeless tobacco products, their use has been increasing. We propose this Committee be composed of outside directors who can enlist the expertise of experts free of any UST ties. This Committee shall report to the Board and shareholders its findings and recommendations by January 1, 1998."

                               COMPANY'S RESPONSE

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 3).

     The proposal contains certain assertions with which the Company believes are false and misleading. The Proponent asserts as its belief that "UST uses a 'graduation' strategy that results in new users moving up to high nicotine brands over time as new users become dependent on the drug nicotine." The fact is that the Company does not use a "graduation strategy" and that any such allegations create a false and misleading impression of the Company.

     The Company participated in the well-publicized April 1994 hearings of the U.S. House of Representatives Subcommittee on Health and the Environment concerning the possible jurisdiction of the Food and Drug Administration over the tobacco industry. As set forth in a statement to the Subcommittee by U.S. Tobacco Company, a subsidiary of the Company, on April 14, 1994:

          "U.S. Tobacco does not employ any marketing strategy based on a theory that consumers can be enticed to begin using low-nicotine "starter" smokeless tobacco products, and subsequently caused to "graduate" through advertising. . .or through nicotine dependence. . .to products with higher levels of nicotine . . ."

          ". . . Furthermore, the inflammatory allegations. . .regarding a so-called "graduation strategy" are not supported by the facts. Smokeless tobacco products, like all tobacco products, vary in nicotine content. Any suggestion that U.S. Tobacco's line of products is developed based on "graduating" levels of nicotine is not true."

     Furthermore, agency internal reports and memoranda unearthed from FDA's files reflect research carried out in FDA's own laboratories which demonstrate the scientific invalidity of any "graduation strategy" theory based on allegations of nicotine manipulation.

     The Proponent also alleges that the Company's commitment not to direct its selling efforts towards minors "seems undermined by data showing increased use of our Company's smokeless tobacco among minors." The fact is that data from recent government reports indicate that use of smokeless tobacco by minors is low and decreasing.

     In a report entitled Healthy People 2000 Review, 1992, the Department of Health and Human Services ("HHS") established the goal of reducing smokeless tobacco use by teenage males to 4 percent by the year 2000. HHS' 1995 report entitled Healthy People 2000 Midcourse Review and 1995 Revisions reported that "of males 12-17, smokeless tobacco use has declined from 6.6 percent in 1988 to
3.9 percent in 1993," thereby already below the stated goal for the year 2000.

     Recent data confirms the downward trend continuing even considering changes in survey methodology which HHS acknowledges increases its estimate of underage tobacco use. For example, reported use by 12-17 age males in 1994 was 3.8 percent under the old methodology, a further decline from 3.9 percent in 1993; while the 1994 estimate under the new methodology was 5.1 percent, the 1995 estimate using the new methodology is 4.9 percent, again a decrease.

     As illustrated above, both the old and new survey methodologies report a consistent downward trend in the use of smokeless tobacco by underage males, with the reported usage either below (using the old methodology) or approaching (using the new methodology) the Healthy People 2000 goal of 4 percent by the year 2000.

     In light of the fact that the use of smokeless tobacco products by minors is decreasing, the Board believes that the Company's efforts to discourage the sale of our products to minors are already contributing to that trend and believes that the appointment of the proposed committee is neither necessary nor appropriate.

     The Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1996 all Section 16(a) filing requirements applicable to such individuals were complied with except that the Form 3 filed with respect to Mr. Robert T. D'Alessandro, Senior Vice President and Controller of the Company, inadvertently failed to include 276 shares held in his individual retirement account; the holding of such shares has been reflected in the Form 5 filed by Mr. D'Alessandro with respect to 1996.

                         INFORMATION RESPECTING PROXIES

     Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

     Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $22,000.

                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 1998 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 21, 1997.

     In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary at least 50, but not more than 75, days prior to the Annual Meeting and such notice must provide certain requisite information. A copy of the By-Laws may be obtained by writing to the Secretary.

                                 OTHER BUSINESS

     The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

                                  VOTING STOCK

     As of March 6, 1997, the record date for the 1997 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 183,413,536 shares of Common Stock (each entitled to one vote).

     Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 91,706,769 votes is required for a quorum.

                                          By Order of the Board of Directors,

                                          DEBRA A. BAKER
                                          Secretary

                                     -----
                                     U S T
                                     -----

-------------------------------------------------------------------------------
                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing and returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.
-------------------------------------------------------------------------------



                                  DETACH HERE

[X] Please mark
    votes as in
    this example.

If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

-------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2:
-------------------------------------------------------------------------------
1. Election of Directors.
NOMINEES: E.H. DeHority, Jr., E.J. Eisenman, V.A. Gierer, Jr.

            FOR      WITHHELD
            ALL      FROM ALL
         NOMINEES    NOMINEES

           [  ]        [  ]

For all nominees except vote withheld from the following:

[  ]
    ------------------------------------------------
-------------------------------------------------------------------------------
                            FOR  AGAINST  ABSTAIN
2.  To ratify and approve
    Ernst & Young LLP       [  ]   [  ]    [  ]
    as independent audi-
    tors of the Company
    for the year 1997.
-------------------------------------------------------------------------------
                      The Board of Directors recommends a
                           vote AGAINST the following
                            stockholder proposal 3:
------------------------------------------------------------------------------
                                         FOR      AGAINST     ABSTAIN

        3. Stockholder Proposal.         [  ]       [  ]        [  ]


------------------------------------------------------------------------------


                                      And in their discretion, upon such other business as may properly come before the meeting.

                                        MARK HERE            MARK HERE
                                      FOR ADDRESS  [  ]     IF YOU PLAN  [  ]
                                       CHANGE AND            TO ATTEND
                                      NOTE AT LEFT          THE MEETING

            Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


Signature:               Date:          Signature:                 Date:
          --------------      ---------           ----------------      -------

                                      UST
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 6, 1997


                The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the
P       undersigned is entitled to vote at the Annual Meeting of Stockholders to
R       be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam
O       Avenue, Greenwich, Connecticut, on Tuesday, the 6th day of May 1997, at
X       10:00 a.m., and at any and all adjournments thereof, on the matters
Y listed on the reverse side which are set forth in the accompanying Proxy Statement.



                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.



                                                        /SEE REVERSE/
                                                        /    SIDE   /